                                                                    EXHIBIT 5.1a
                                                                    ------------



                              September 30, 1998


CSX Corporation
One James Center
901 East Cary Street
Richmond, Virginia 23219

Ladies and Gentlemen:

     We have advised CSX Corporation, a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-53191) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Company's Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants and Depositary Shares (collectively, the "Securities"), from the sale of which the Company may receive proceeds of up to $750,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement.

     We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     On the basis of such examination and review, we advise you that, in our opinion, when the terms of any class or series of the Securities have been authorized by appropriate action of the Company and have been issued and sold as described in the Registration Statement, the Prospectus, the applicable Prospectus Supplement and any underwriting or similar sales or distribution agreement and, with respect to the Debt Securities, when such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable indenture or supplemental indenture, then (i) the Securities will be legally issued and, with respect to shares of Preferred Stock, fully paid and nonassessable and (ii) the Debt Securities will be validly authorized and issued and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading "Validity of Securities" in the Registration

Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours

                                    /s/ McGuire, Woods, Battle & Boothe LLP